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                                                                      EXHIBIT 12

                         CENTRAL FIDELITY BANKS, INC.
                      RATIO OF EARNINGS TO FIXED CHARGES
                           FOR THE PERIODS INDICATED

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                                                     Three Months Ended
                                                          March 31,                          Year Ended December 31,
                                                      1997        1996        1996        1995         1994       1993       1992
Net Income                                          $30,393     $27,981    $112,702    $105,370      $84,864   $102,917    $78,516
Income tax expenses                                  14,619      13,058      52,674      49,052       39,056     44,334     30,782
                                                    -------    --------   ---------    --------     --------   --------   --------
Pre-tax Income                                      $45,012     $41,039    $165,376    $154,422     $123,920   $147,251   $109,298
                                                    =======    ========   =========    ========     ========   ========   ========

Fixed charges:
 Interest on borrowings                              $20,616    $24,987     $91,166    $122,570      $87,059    $50,553    $33,364
 Amortiziation of debt issuance expenses                  23         27         134         132          123        125         44
 Interest portion of rental expense                    1,004        973       3,972       3,735        3,454      3,377      3,253
                                                    --------   --------   ---------    --------     --------   --------   --------
Excluding interest on deposits                        21,643     25,987      95,272     116,437       90,636     54,055     36,661

 Interest on deposits                                 77,510     81,336     322,187     319,725      243,632    239,178    252,333
                                                    --------   --------   ---------    --------     --------   --------   --------
Including interest on deposits                       $99,153   $107,323    $417,459    $436,162     $334,268   $239,233   $288,994

Ratio of Earnings to Fixed Charges:
 Excluding interest on deposits                         3.08       2.58        2.74        2.33         2.37       3.72       3.98
 Including interest on deposits                         1.45       1.38        1.40        1.35         1.37       1.50       1.38

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